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                                                                      EXHIBIT 10





                                 July 16, 1996



Mr. Timothy P. Cole
3274 SE River Vista Drive
Port St. Lucie, Florida  34952-5927

Dear Tim:

         The purpose of this letter is to set forth the terms and conditions of your employment with Youth Services International, Inc. ("YSI"). In this regard, we have agreed as follows:

         1. YSI hereby employs you and you hereby accept employment and agree to serve as the Chief Executive Officer of YSI. You will perform all duties and responsibilities and will have, subject to the limitations of authority set forth on Exhibit A to this letter, all authority inherent in the position of Chief Executive Officer, subject to the power of the Board of Directors to modify, expand and limit such duties, responsibilities and authorities. You will be elected to the Board of Directors of YSI immediately and will serve as Vice Chairman of the Board of Directors. You understand that
W. James Hindman will simultaneously be elected as Chairman of the Board and Chairman of the Executive Committee.

         2. The period of your employment under this Agreement will be three (3) years. Following the first anniversary of this Agreement, the period of employment under this Agreement will be extended by successive additional one-year terms, unless terminated prior to any anniversary of this Agreement by written notice by either party to the other no less than sixty (60) days prior to the end of any anniversary. In that case, the Agreement will terminate two years from the anniversary of this Agreement immediately prior to which a notice of termination was given pursuant to this numbered paragraph 2.
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Mr. Timothy P. Cole
July 16, 1996
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         3.      For all of the services rendered by you during the period of employment, YSI will pay you a base salary at the rate of not less than $300,000 per year, subject to such periodic increases, if any, as the Organization and Compensation Committee of the Board of Directors may approve. You will be eligible to receive an award under an incentive bonus program beginning with YSI's fiscal year ending June 30, 1997. This incentive bonus program, which is outlined on Exhibit B to this letter, will enable you to earn annual bonuses of up to 60% of your base salary. Notwithstanding the provisions of the incentive bonus arrangements set forth on Exhibit B to this letter, your award for the year ended 1997 will not be less than $100,000. You will not be guaranteed any minimum bonus for subsequent years. All bonuses payable under the bonus plan will be paid promptly following the time that the bonus criteria have been measured following the end of each fiscal year.

         4. You will be granted an option to purchase 125,000 shares of YSI common stock at 100% of the fair market value of the shares of YSI common stock on the date that you execute this Agreement. 50,000 of the options which are subject to this grant will vest on the date which is six months from the date that the parties execute this Agreement. An additional 50,000 will vest on the date that is 18 months from the date of this Agreement, and the remaining 25,000 will vest on the second anniversary of the date that you execute this Agreement. The options will have a five-year term and must be exercised by the close of business on the fifth anniversary of the date of this Agreement.

         5.      (a)      YSI understands that you are in the process of
completing the construction of a home in Stewart, Florida. YSI has agreed that it will advance up to $50,000 in construction costs you may incur following the date of this letter if this amount is required in connection with completing the construction of the home. In addition, at such time as the construction is completed, YSI will at your request discharge the construction loan you have incurred in connection with the construction of the home and advance you the equity you have in the home, to the extent that the principal and accrued interest on the construction loan and your equity does not exceed $705,000 in the aggregate.
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Mr. Timothy P. Cole
July 16, 1996
Page 3




                 (b) Promptly after the home is constructed, you will take appropriate steps to list the house for sale. YSI will be entitled to receive the costs it has advanced you for completing the construction of the home and the amount of the construction loan and equity YSI has discharged or advanced on your behalf, out of the net proceeds you realize from the sale of the home. In the event that the net proceeds you realize from the sale of the home are insufficient to reimburse YSI in full for the costs it advanced you for completing construction and the amount of the construction loan and equity it discharged and advanced on your behalf in accordance with paragraph (a) above, YSI will forgive up to $100,000 in the aggregate of such costs and expenses, and you will only be required to reimburse YSI the balance of the costs and expenses YSI has advanced or discharged on your behalf. You will execute a promissory note, the terms of which shall be consistent with this paragraph, and you will grant YSI a first priority security interest in the property to secure YSI's rights with respect to the repayment of amounts it has advanced or discharged on your behalf pursuant to paragraph (a) above.

         6. YSI will provide you with employee relocation benefits which will include (i) reimbursement of temporary living expenses, (ii) the move of your office furnishings and equipment to YSI's offices, and (iii) reasonable out-of-pocket moving expenses you and your family incur in connection with relocating your principal residence to the State of Maryland.

         7. YSI will provide you with a $30,000 car allowance every third year which you will apply to the purchase of a new automobile. YSI will be responsible for the repair and maintenance of this automobile during the term of this Agreement.

         8. You will be entitled to four weeks of vacation during YSI's fiscal year ending June 30, 1997. You will be entitled to five weeks of vacation during each fiscal year thereafter. Unused vacation may not be carried over from one fiscal year to the next.

         9. You will have any additional benefits for which you, without action by the Board of Directors of YSI or any committee thereof, may be or become eligible under any group health, life
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Mr. Timothy P. Cole
July 16, 1996
Page 4




insurance, disability, or other form of employee benefit plan or program of YSI now existing or that may be later adopted by YSI. This includes the health, dental and life insurance programs YSI provides currently to its executives.

         10. YSI will provide you with a family membership, owned by YSI, at a country club of your choice. YSI shall not be responsible for paying more than $15,000 in initiation fees with respect to such membership.

         11.     (a)      This Agreement may be terminated by YSI for cause by
written notice to you specifying the event relied upon for such termination within 30 days of such event. The term "cause" will mean: (i) the failure (after written notice and a reasonable opportunity to cure) by you to perform such duties that are reasonably incidental to the position of Chief Executive Officer and Vice Chairman of the Board of Directors; (ii) the repeated failure (after written notice and a reasonable opportunity to cure) by you to observe in all material respects YSI policies; (iii) any instance of gross negligence or willful misconduct by you in the performance of your duties; (iv) the commission by you of any act of fraud or financial dishonesty with respect to YSI or any of its affiliates or the commission of any crime involving financial dishonesty or moral turpitude; (v) chronic absenteeism (after written notice and a reasonable opportunity to cure); (vi) substance abuse (after written notice and a reasonable opportunity to cure); or (vii) your breach of the representations and warranties contained in numbered paragraph 13 of this Agreement.

                 (b) The termination by YSI of your employment for any reason other than those specified in paragraph (a) above will be deemed to be a termination of your employment without cause. Following any termination of your employment without cause, YSI will pay you the base salary that would otherwise become payable to you through the then remaining term of this Agreement. Amounts payable to you will be offset by any other income that you may earn during such period, it being understood that you will use your reasonable efforts to mitigate amounts YSI will be obligated to pay you pursuant to this paragraph (b).
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Mr. Timothy P. Cole
July 16, 1996
Page 5




                 (c) In the event that you resign, retire or otherwise terminate this Agreement, your salary and benefits will be payable through your date of termination.

                 (d) Your employment will terminate immediately upon your death and in that event your base salary will be paid to your estate or legally appointed representative through the end of the month in which your death occurs. If you become physically or mentally disabled so as to become unable for a period of more than four consecutive months or for shorter periods aggregating at least four months during any twelve-month period to perform your duties hereunder on a substantially full-time basis, your employment will terminate with no further payments of base salary or incentive compensation as of the end of such four-month or twelve-month period. Such termination will not affect your benefits under YSI' disability insurance program, if any, then in effect.

                 (e) YSI will provide you with a Change-In-Control Agreement providing you with benefits on a change-in-control of YSI substantially comparable to those provided to other YSI executives.

        12.      (a)      During the period of your employment with YSI, you
will not, directly or indirectly, on your own behalf or as a partner, officer, director, trustee, employee, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by YSI or any of its affiliates. During the two-year period following the termination of your employment, you will not directly or indirectly, in any such manner, enter into the employ of, render any service to, or engage in a business or activity which is the same as, similar to, or competitive with any business or activity of YSI or any of its affiliates. During the period of your employment and until two years after the termination of your employment, you will not, directly or indirectly, on your own behalf or as a partner, shareholder, officer, employee, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, employ, seek to employ or otherwise obtain or seek the services of any employee of YSI or any of its affiliates.
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Mr. Timothy P. Cole
July 16, 1996
Page 6





                 (b) During and following the period of your employment with YSI, you will not use for your own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge or data of secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of YSI or its affiliates and which was acquired by you at any time prior to or during the term of your employment with YSI, except with the specific prior written consent of YSI.

                 (c) You agree that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of YSI and its affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of YSI and its affiliates, and all existing or future products or services, which are conceived, developed or made by you (alone or with others) during the term of this Agreement ("Work Product") belong to YSI. You will cooperate fully in the establishment and maintenance of all rights of YSI and its affiliates in such Work Product. The provisions of this Section 12(c) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by you after the termination of the Agreement with respect to Work Product created during the Agreement.

                 (d) If any covenant or agreement contained in this paragraph 12 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified.

         13. You hereby represent and warrant to YSI that (i) the execution, delivery and full performance of this Agreement by you does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are
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Mr. Timothy P. Cole
July 16, 1996
Page 7




subject; (ii) you are not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by YSI, this Agreement will be your valid and binding obligation, enforceable in accordance with its terms.

         14. In the event of any dispute between YSI and you with respect to this Agreement, either party may, in its sole discretion by notice to the other, require such dispute to be submitted to arbitration. The arbitrator will be selected by agreement of the parties or, if they cannot agree on arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association. The determination reached in such arbitration will be final and binding on both parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the parties, any such arbitration will take place in Baltimore County, Maryland and will be conducted in accordance with the rules of the American Arbitration Association.

         15. You may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to you or any rights which you may have under this Agreement. Neither you nor your beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement. This Agreement will inure to the benefit of and will be binding upon any successor to YSI. As used in this Agreement, the term "successor" means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of YSI. This Agreement may not be otherwise assigned by YSI.

         16. This Agreement constitutes the only agreement between YSI and you regarding your employment by YSI. This Agreement supersedes any and all other agreements and understandings, written or oral, between YSI and you. A waiver by either party of any
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Mr. Timothy P. Cole
July 16, 1996
Page 8




provision of this Agreement of any breach of such provision in any instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between YSI and you, duly executed by both parties.

         17. Any and all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by you hereunder will be addressed to YSI to the attention of its Chief Financial Officer and General Counsel at its main offices, 2 Park Center Court, Suite 200, Owings Mills, Maryland 21117. Any notice to be given to you will be addressed to you at your residence address last provided by you to YSI. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this paragraph.

         18. The effectiveness of this Agreement is conditioned upon your completion of a physical examination, the results of which are reasonably satisfactory to YSI.



                             *    *    *    *    *


         As we have discussed, we are extremely happy that you have agreed to join YSI as Chief Executive Officer and Vice Chairman and we look forward to a mutually rewarding relationship. If the foregoing accurately sets forth our understanding, kindly so indicate by signing one of the enclosed copies and returning it to me.

                               Very truly yours,

                               YOUTH SERVICES INTERNATIONAL, INC.
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Mr. Timothy P. Cole
July 16, 1996
Page 9




                                              By: \s\ W. JAMES HINDMAN
                                                 --------------------------
                                                 W. James Hindman
                                                 Chairman


Accepted and agreed this
29th day of June, 1996.

\s\ TIMOTHY P. COLE
-------------------------------
Timothy P. Cole